UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Mammoth Energy Services, Inc.

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14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

NOTICE OF 2017 ANNUAL STOCKHOLDERS MEETING and PROXY STATEMENT Monday June 8, 2017 2:00 p.m. local time Four Points Sheraton Quail Springs 3117 NW 137th Street Oklahoma City, Oklahoma 73134
April 28, 2017

Dear Mammoth Energy Services, Inc. Stockholder:

On behalf of your board of directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at 3117 NW 137th Street, Oklahoma City, OK 73134 on Monday, June 8, 2017, at 2:00 p.m.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you requested to receive a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. Please note that submitting a proxy will not prevent you from attending the meeting and voting in person. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You will find information regarding the matters to be voted on at the meeting in the proxy statement. In addition to the formal items of business to be brought before the meeting, there will be a report on our operations, followed by a question and answer period. Your interest in Mammoth Energy Services, Inc. is appreciated. We look forward to seeing you on June 8, 2017.

Sincerely,

/s/ Marc McCarthy
Chairman of the Board

Mammoth Energy Services, Inc.
14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2017

To the Stockholders of Mammoth Energy Services, Inc.:
The Annual Meeting of Stockholders of Mammoth Energy Services, Inc. will be held on June 8, 2017 at 2:00 p.m., local time, at 3117 NW 137th Street, Oklahoma City, OK 73134, for the following purposes:

1.	To elect six directors to serve until the Company’s 2017 Annual Meeting of Stockholders;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
We are providing access to our proxy materials, including this proxy statement and our 2016 Annual Report to Stockholders, over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper or email copy of our proxy materials. Those stockholders who request a paper copy of our proxy materials as provided in the Notice of Internet Availability will receive such proxy materials by mail. This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

•	Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote through the Internet;

•	Follow the instructions on the proxy card to vote by phone;

•	If you request to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope; or

•	Submit a ballot at the Annual Meeting.

Only stockholders of record at the close of business on April 10, 2017 or their proxy holders may vote at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2017. This proxy statement and the Company’s 2016 Annual Report to Stockholders are available on the Company’s website at www.investorvote.com/TUSK.

By Order of the Board of Directors,

                                    /s/ Mark Layton
Chief Financial Officer, and Secretary

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on April 28, 2017.

Mammoth Energy Services, Inc.
14201 Caliber Drive Suite 300
Oklahoma City, Oklahoma

PROXY STATEMENT

About the Annual Meeting
Who is soliciting my vote?
The board of directors of Mammoth Energy Services, Inc., which we refer to as “Mammoth,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2017 Annual Meeting of Stockholders.
What am I voting on?
You are voting on:

•	The election of directors (see Proposal 1 beginning on page 5);

•	The ratification of Grant Thornton LLP as our independent auditors for 2017 (see Proposal 2 beginning on page 23); and

•	Any other business properly coming before the meeting.
How does the board of directors recommend that I vote my shares?
Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy or proxy card will vote in accordance with the recommendations of our board of directors. The board of directors’ recommendation can be found with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the proposal to elect nominated directors;

•	FOR the proposal to ratify Grant Thornton LLP as the Company’s independent auditors for 2017.
Who is entitled to vote?
You may vote if you were the record owner of our common stock as of the close of business on April 10, 2017. Each share of common stock is entitled to one vote. As of April 10, 2017, we had 37,500,000 shares of common stock outstanding and entitled to vote. There is no cumulative voting.
How many votes must be present to hold the meeting?
Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 10, 2017 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.
What is a broker non-vote?
If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than the ratification of our independent auditors.
How many votes are needed to approve each of the proposals?
The six nominees for election as directors at the Annual Meeting who receive the highest number of “FOR” votes will be elected as directors. This is called plurality voting. Unless you indicate otherwise, the persons named as your proxies will vote your shares FOR all the nominees for director named in Proposal 1.
Proposal 2 requires the affirmative “FOR” vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Only votes for or against this proposal will be counted as votes cast and abstentions and broker non-votes will not be counted for voting purposes.
How do I vote?
You can vote either in person at the meeting or by proxy without attending the meeting.
To vote by proxy, you may vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials or proxy card, or, if you request to receive a paper copy of the proxy card, by returning a signed, dated and marked proxy card. If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 1:00 a.m. central time on June 8, 2017.
Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.
Can I change my vote?
Yes. You can change or revoke your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Voting by telephone or Internet at a later date, but prior to the deadline for telephonic and Internet voting specified in the Notice of Internet Availability or the proxy card;

•	If you requested to receive a paper copy of the proxy card, returning to us a completed proxy card properly signed and bearing a later date prior to the meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy; or

•	Voting again at the meeting.
However, if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to revoke your proxy.
Who counts the votes?
We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. Employees of Computershare Trust Company, N.A. will act as inspectors of election.
Will my vote be confidential?
Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspectors of election have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.
Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?
If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.
If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2017 is considered routine. For matters not considered “routine,” if you do not give your broker instructions on how to vote your shares, the broker may not vote on that proposal. This is a broker non-vote.
The proposal to elect directors is not considered routine. As a result, no broker may vote your shares on the proposal to elect directors without your specific instructions.
How are votes counted?
In the election of directors contemplated by Proposal 1, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal 2 you may vote “FOR,” “AGAINST” or “ABSTAIN.”
What if I return my proxy but don’t indicate my vote on the matters listed on my proxy card?
If you return a signed proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card and FOR the ratification of Grant Thornton LLP as our independent auditors for 2017.
What if I submit my proxy but don’t indicate my vote on the proposals?
If you submit a proxy by telephone or Internet, or if you request a paper copy of our proxy materials and return a signed proxy card by mail, in each case without indicating your vote, your shares will be voted FOR the director nominees listed in this proxy statement and FOR the ratification of Grant Thornton LLP as our independent auditors for 2017.

Could other matters be decided at the Annual Meeting?
We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.
Who can attend the meeting?
The Annual Meeting is open to all holders of our common stock.
What do I need to bring to attend the Annual Meeting?
You will need proof of ownership of our common stock to enter the meeting. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.
What are the directions to the Annual Meeting location?
The Annual Meeting will be held at 3117 NW 137th Street, Oklahoma City, OK 73134. From the Will Rogers World Airport, proceed north on Highway 74 and exit on Memorial Road (East) to Quail Springs Parkway. Turn left onto Quail Springs Parkway. Continue under the turnpike, turn right onto 137th Street. The hotel is located ahead on the left. Please note that there may be construction along this route and it is subject to detours.
How can I access the Company’s proxy materials and annual report electronically?
This proxy statement and the Company’s 2016 Annual Report to Stockholders are available at www.investorvote.com/TUSK.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?
We are providing access to our proxy materials, including this proxy statement and our 2016 Annual Report to Stockholders, over the Internet in accordance with the rules of the Securities and Exchange Commission, or the SEC. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.
Our proxy materials are also available at www.investorvote.com/TUSK.
How can I request a full set of proxy materials?
You may request, without charge, a full set of our proxy materials, including our 2016 Annual Report to Stockholders, for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.
Board of Directors Information

What is the makeup of the board of directors and how often are the members elected?

Our board of directors consists of six members who are elected annually. The majority of these directors are independent under the Nasdaq listing standards.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does, shares represented by proxies will be voted for a substitute nominated by the board of directors.

How are directors compensated?

Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors.

Cash Compensation

Effective as of our initial public offering, or our IPO, in October 2016, non-employee directors of the Company receive an annual retainer in the amount of $47,500, plus an additional annual payment of $15,000 for the chairperson and $10,000 for each other member of the Audit Committee and $10,000 for the chairperson and $5,000 for each other member of each other committee, with such amounts to be paid in quarterly installments. Additionally, non-employee directors receive $1,000 for each meeting of the board of directors or any of its committees attended in person and $500 for each meeting of the board of directors or any of its committees attended telephonically. Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors.

Equity Compensation

We provide our non-employee directors with equity compensation under our Equity Incentive Plan as additional compensation and incentive. Upon the appointment in October or November 2016, as applicable, of our non-employee directors, each such director received an annual equity award in the amount of 6,667 shares of common stock vesting in three substantially equal annual installments, of which 2,223 restricted stock units vested at the time of grant, with the remaining restricted stock units vesting in two equal annual installments beginning on October 19, 2017.

Insurance and Indemnification

We provide liability insurance for our directors and officers at a current annual cost of approximately $205,000. In addition, our certificate of incorporation sets forth limitations on our directors’ liability to our stockholders. Further, our bylaws contain indemnification and advancement of expenses provisions for the benefit of our directors and officers.

How often did the board of directors meet in 2016?

The Company was formed in June 2016 as a holding company and did not conduct any material business operations prior to the completion of our IPO in October 2016. The Company had two directors until the IPO, at which point three additional members were appointed to the board of directors. Subsequent to the IPO, a sixth board member was added. The board of directors met one (1) time in 2016. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. Each director attended all of the meetings of the board of directors and the meetings of the committees on which he served.

Election of Directors and Director Biographies

(Proposal 1 on the Proxy Card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2018 Annual Meeting of Stockholders and until each such director’s successor is elected are:

MARC MCCARTHY, age 46. Marc McCarthy has served as Chairman of the Board of Directors since our formation on June 3, 2016, and served as Chairman of the Board of Directors of the company that was the general partner of Mammoth Energy Partners LP, or Mammoth Partners, from September, 2014 until October 2016. Mr. McCarthy is currently a Senior Managing Director at Wexford Capital LP, having joined Wexford in June 2008. Mr. McCarthy has served as a director of Penn Virginia Corporation, an independent exploration and production company, since September 2016. Mr. McCarthy served as a director of Coronado Midstream LLC, a private gas gathering and processing operation in Midland, TX from October 2012 until March 2014. From September 2009 until June 2013, Mr. McCarthy served as Chairman of the Board and a director of EPL Oil & Gas, Inc., an independent oil and natural gas exploration and production company. He also served on the Nominating and Governance Committee of EPL Oil & Gas, Inc. Before joining Wexford, Mr. McCarthy was a Senior Managing Director at Bear Stearns & Co., Inc. within its Global Equity Research Department having been responsible for coverage of the international oil and gas sector. Mr. McCarthy joined Bear Stearns & Co. in 1997 and held various positions of increasing responsibility until his departure in June 2008. Prior to 1997, he worked in equity research at Prudential Securities, also following the oil and gas sector. Mr. McCarthy is a Chartered Financial Analyst and received a B.A. in Economics from Tufts University. We believe Mr. McCarthy’s experience as a director of both publicly-traded and private oil and gas companies, as well as his experience in evaluating financial, strategic and operational aspects of companies in our industry at Wexford, qualifies him for service as a member of our board of directors.

ARTY STRAEHLA, age 63. Arty Straehla has served as our Chief Executive Officer and as a member of our board of directors since our formation on June 3, 2016. Mr. Straehla served as the Chief Executive Officer of the general partner of Mammoth Partners from February 2016 until October 2016. Prior to joining our company, Mr. Straehla was employed as Chief Executive Officer by Serva Group LLC, an oilfield equipment manufacturer, from July 2010 to January 2016. Mr. Straehla was employed by Diamondback Energy Services, Inc. from January 2006 to November 2008, where his last position was Chief Executive Officer. In December 2005, Mr. Straehla completed a 26-year career with the Goodyear Tire and Rubber Co. where his last position was the director of consumer tire manufacturing for the North American consumer tire operations. In this capacity, Mr. Straehla oversaw eight tire plants with 12,000 employees, a $2.5 billion operating budget, a $115.0 million capital expenditures budget and a production capacity of 100 million tires per year. Mr. Straehla holds a Bachelor of Science degree in Secondary Education and a Master of Arts degree in History from Oklahoma State University. Mr. Straehla also has a Master of Business Administration degree from Oklahoma City University. We believe Mr. Heerwagen’s corporate strategic planning experience and his experience in the oil and natural gas industry, in particular his experience in the oilfield services business through his prior position with the Stingray entities (which are now subsidiaries of the Company), qualifies him for service as a member of the Board.

PAUL HEERWAGEN, age 32. Paul Heerwagen has served as a director of the Company since January 9, 2017. Mr. Heerwagen serves as Senior Vice President of Corporate Development and Strategy for Gulfport Energy Corporation, or Gulfport, an independent oil and natural gas exploration and production company.  Since joining Gulfport in May 2007, Mr. Heerwagen has served in multiple roles, including as the Director of Investor Relations and Corporate Affairs.  In addition, Mr. Heerwagen was involved in the formation of the Stingray entities in 2012 where he served as their President from 2012 to 2014 and oversaw their business operations.  Mr. Heerwagen holds a Bachelor of Science degree in Finance from Oklahoma State University.

MATTHEW ROSS, age 63. Matthew Ross has served as a director of the Company since November 7, 2016. He served as deputy general counsel of Deloitte LLP from September 1990 until his retirement in May 2016. In addition, from November 2002 to May 2016, Mr. Ross served as a member of the board of directors of a global captive insurance company, where he chaired the investment committee and was a member of the underwriting committee. Prior to joining Deloitte, from September 1984 to September 1990, Mr. Ross was Associate General Counsel at KPMG and, from September 1978 to September 1984, a corporate attorney at Cravath, Swaine & Moore LLP, where he practiced securities, banking and financing law. Mr. Ross is a member of the advisory board of Schultze Asset Management, LLC. Mr. Ross holds a Bachelor of Science degree in Economics (summa cum laude) from The Wharton School at the University of Pennsylvania and a Doctor of Jurisprudence degree from the University of Virginia Law School. We believe Mr. Ross’s management experience and financial background, combined with his experience in advising on various legal matters, qualifies him for service as a member of our board of directors.

ARTHUR SMITH, age 64. Arthur Smith has served as a director of the Company since our IPO in October 2016. He founded Triple Double Advisors, LLC, an investment advisory firm focusing on the energy industry, in 2007 and is its President and Managing Member, a position he has held since August 2007. Mr. Smith was Chairman and Chief Executive Officer of John S. Herold, Inc., an independent energy research firm, from 1984 until the firm was merged into IHS, Inc. in 2007. Prior to that, Mr. Smith was an energy equity analyst at Oppenheimer & Co., Inc. (1982-1984), The First Boston Corp. (1979-1982) and Argus Research Corp. (1976-1979). Since September 2015, Mr. Smith has served on the board of independent crude storage operator, Fairway Energy. Mr. Smith served on the board of directors of Plains All American GP LLC, the general partner of Plains All America Pipeline, L.P., from 1999 until 2010. Mr. Smith is also a former director of PAA Natural Gas Storage, L.P. from April 2010 until December 2013 and Pioneer Southwest Energy Partners, L.P. from May 2008 until December 2013. Mr. Smith is a former director of Pioneer Natural Resources (1993-1998), Cabot Oil & Gas Corporation (1996-2000) and Evergreen Resources, Inc. (2000- 2004), and was a past appointee to the National Petroleum Council. Mr. Smith holds a Bachelor of Administration from Duke University and a Masters of Business Administration from New York University's Stern School of Business. In addition, he holds the Certified Financial Analyst designation. Mr. Smith is a Fellow and active in the National Association of Corporate Directors. We believe that Mr. Smith’s experience with financial matters in the oil and gas industry qualifies him for service as a member of our board of directors.

ANDRÉ WEISS, age 64. André Weiss has served as a director of the Company since our IPO in October 2016. Since February 2013, Mr. Weiss has served as an independent legal consultant to several individuals and firms, providing advice with respect to financial, real estate investment, biotech, corporate governance and litigation matters. From January 1988 until January 2013, Mr. Weiss was a partner at Schulte Roth & Zabel LLP in the firm's business transaction group, representing hedge funds, private equity funds, banks and other financial institutions and real estate and other businesses. For a nine year period while at Schulte Roth & Zabel LLP, Mr. Weiss also served as Secretary to Toys "R" Us, Inc. Mr. Weiss's experience also includes an associate position at Shearman & Sterling LLP from 1979 until 1986 and his tenure as a staff attorney at the SEC's Division of Market Regulation from 1977 until 1979. Mr. Weiss has served as a member of the supervisory boards of BAWAG P.S.K., a privately held Austrian bank, and its parent BAWAG Holding GMBH, and as a consultant of BAWAG Holding GMBH, in each case from February 2013 until March 2013. Since March 2017, Mr. Weiss has served as director of SAMUS Therapeutics, Inc., a privately held Boston-based biopharmaceutical company developing novel therapeutics targeting epichaperome. Mr. Weiss holds a Bachelor of Arts from the New York University and a Doctor of Jurisprudence from the Syracuse University College of Law. We believe Mr. Weiss’s experience advising corporations and financial institutions on various legal matters, including corporate governance, qualifies him for service as a member of our board of directors.

Investors Rights Agreement

In connection with our IPO, we entered into an investor rights agreement with Gulfport, in which Gulfport, among other things, was granted the right to nominate one of our directors for so long as Gulfport owns 10% or more of our outstanding common stock. Such nominee, if elected to our board of directors, will also serve on each committee of the board of directors so long as he or she satisfies the independence and other requirements for service on the applicable committee. So long as Gulfport has the right to designate a nominee to our board of directors and there is no Gulfport nominee actually serving as our director, Gulfport will have the right to appoint one individual as an advisor to the board of directors who shall be entitled to attend board and committee meetings. Mr. Heerwagen is Gulfport’s nominee pursuant to the investor rights agreement.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THESE DIRECTORS

What are the committees of the Board?

Our board of directors has the following committees:

Committee	Members	Principal Functions	Number of Meetings in 2016
Audit	Arthur Smith * André Weiss Matthew Ross
-Reviews and discusses with management and the independent auditors the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance.

-Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.
-Monitors our compliance with legal and regulatory requirements.
-Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
-Reviews and approves related party transactions.
-Appoints, determines compensation, evaluates and terminates our independent auditors.
-Pre-approves audit and permissible non-audit services to be performed by the independent auditors.
-Prepares the report required by the SEC for the inclusion in our annual proxy statement.
-Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.
One (1)
Compensation	Marc McCarthy * Arthur Smith André Weiss
-Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.

-Discharges the board of directors’ responsibilities relating to the compensation of our chief executive officer and other executive officers.

-Administers our equity-based compensation plans, including the grants equity awards under such plans.

-Makes recommendations to the board with respect to director compensation.

-Conducts annual performance evaluation of the committee.

-Reviews disclosure related to executive compensation in our proxy statement.

-Reviews and reassesses the adequacy of the compensation committee charter.
None (0)
* Committee Chairperson.

Do the committees have written charters?

Yes. The charters for our Audit Committee and Compensation Committee can be found on our website at www.mammothenergy.com under the “Corporate Governance” caption. You may also obtain copies of these charters, as well as our Code of Business Conduct and Ethics, which is described below, by writing to Corporate Secretary, Mammoth Energy Services, Inc. 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma, 73134.

Corporate Governance Matters and Communications with the Board

Who are our independent directors?
Our board of directors has determined that Arthur Smith, André Weiss and Matthew Ross meet the standards regarding independence set forth in the Nasdaq listing standards and are free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company.

Our board of directors has determined that each member of the Audit Committee is independent for purposes of serving on such committee under the Nasdaq listing standards and applicable federal law. In addition, our board of directors has determined that each current member of the Audit Committee is financially literate under the Nasdaq listing standards and that Arthur Smith qualifies as the “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K.
Our board of directors has also determined that two of the members of the Compensation Committee meet the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each of these two members of the Compensation Committee is an “outside director” in accordance with Section 162(m) of the Internal Revenue Code and a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

Because we are considered to be a controlled company under The NASDAQ Global Select Market rules, we are eligible for exemptions from provisions of these rules requiring a majority of independent directors, nominating and corporate governance and compensation committees composed entirely of independent directors and written charters addressing specified matters. We have elected to take advantage of these exemptions, except that our board of directors has established the Compensation Committee and adopted a written charter for such committee. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

Do our non-management directors meet separately without management?

Our non-management directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors. Since the completion of our IPO in October 2016 and the appointment of our full board of directors, our non-management directors met in an executive session on one (1) occasion in 2016.

How can I communicate with the board of directors?

Individuals may communicate with our board of directors or individual directors by writing to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma 73134. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or the compensation committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairman of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

Do directors attend the Annual Meeting?

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. Since we completed our IPO in October 2016, this will be our first annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics designed to help directors and employees resolve ethical issues. Our Code of Business Conduct and Ethics applies to all directors and employees, including the Chief Executive Officer, the Chief Financial Officer, controller and persons performing similar functions. Our Code of Business Conduct and Ethics covers various topics including, but not limited to, conflicts of interest, fair dealing, discrimination and harassment, confidentiality, compliance procedures and employee complaint procedures. Our Code of Business Conduct and Ethics is posted on our website under the “Investor Relations-Corporate Governance” caption.

Nominating Process For Directors, Director Qualifications and Review of Director Nominees

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of our board of directors and the evolving needs of our stockholders’ businesses. We are considered to be a controlled company under The NASDAQ Global Select Market rules and, therefore, are not required to have a majority of independent directors of our board. Three out of six directors on our board meet standards of independence under such rules. Our board of directors desires to have members on our board that reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our stockholders’ operations and interests. In addition to the foregoing factors, our board of directors considers diversity in its evaluation of candidates for board membership. Although our board of directors does not have a formal diversity policy, our board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. Our board of directors ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings. In accordance with its charter, our board of directors periodically reviews the criteria for the selection of directors to serve on our board and recommends any proposed changes to our board of directors for approval.

Our board of directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our amended and restated bylaws and the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our board of directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our board of directors.

Our board of directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, our board of directors will seek to achieve a balance of knowledge, experience and capability on the board. Our board of directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current board members, professional search firms and other persons. After completing its evaluation, our board of directors approves the final slate of director nominees.

Our board of directors approved the director nominees submitted for election at this Annual Meeting. Each nominee is a current board member and brings a strong and unique background and set of skills to our board of directors, giving our board of directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management. Specifically, in nominating the current board members for re-election at this Annual Meeting, our board of directors considered such directors’ past service on our board and the information discussed in each of the directors’ individual biographies set forth beginning on page 5 above.

Director Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to our board of directors and works with the board of directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the board agendas, with the input from other members of the board and our management, facilitates communications among and information flow to directors, has the power to call special meetings of our board of directors and stockholders and presides at meetings of our board of directors and stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Three out of six directors on our board are independent under the Nasdaq listing standards and SEC rules, and Mr. Smith has been appointed as the lead director among our independent directors. In such capacity, Mr. Smith's duties include presiding at all meetings of the board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and serving as a liaison between the Chairman of the Board and the independent directors. We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Mr. Smith, as the chair of our Audit Committee, oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements.

The Compensation Committee is comprised of two independent directors in addition to the chair. The Compensation Committee oversees the annual performance evaluation of our Chief Executive Officer and Chief Financial Officer as well as our compensation policies and practices and their impact on risk and risk management. As such, each committee chair provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

Board of Director’s Role in Risk Oversight

As an oilfield services company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, environmental and other government regulations and taxes, weather conditions, adequacy of our insurance coverage, and overall economic environment. Management is responsible for the day-to-day management of risks we face as the company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. It its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend the board meetings or are otherwise available to confer with the board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the company with senior management.

While our board of directors is ultimately responsible for risk oversight at the Company, our two committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system. Other primary responsibilities of the Audit Committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, and the board of directors of the Company. A more detailed description of the responsibilities of the Audit Committee is set forth in its written charter, which is posted on our website at www.mammothenergy.com. The following report summarizes certain of the Audit Committee’s activities with respect to its responsibilities during 2016.

Review with Management and Independent Registered Public Accounting Firm. The Audit Committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2016.

Discussions with Independent Auditing Firm. The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the board of directors. Based on its review and discussions noted above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

THE AUDIT COMMITTEE

Arthur Smith, Chairman
André Weiss
Matthew Ross

Executive Officers

Name	Age	Position
Arty Straehla	63	Chief Executive Officer and Director
Mark Layton	42	Chief Financial Officer and Secretary

Biographical information for Mr. Straehla is set forth in this proxy statement under the heading “Election of Directors and
Director Biographies.”

MARK LAYTON. Mark Layton becamehas served as our Chief Financial Officer insince our formation on June 3, 2016 and as our Secretary since our IPO in October 2016. Mr. Layton served as the Chief Financial Officer of the general partner of Mammoth Partners from August 2014 until October 2016. Mr. Layton served as Chief Financial Officer of Stingray Pressure Pumping LLC, a subsidiary of the Company, from January 2014 to August 2014. Mr. Layton was employed from August 2011 through January 2014 by Archer Well Company Inc. where his last position was Director of Finance for North America. From September 2009 through August 2011, Mr. Layton was employed by Great White Energy Services, Inc. where his last position was Corporate Controller and Director of Financial Reporting. Mr. Layton served as Vice President of Finance of Crossroads Wireless, Inc., a wireless telecommunications service company, from May 2007 through September 2009. In February 2009, an involuntary petition under Chapter 7 of the United States Bankruptcy Code was filed against Crossroads Wireless, Inc. in the Western District of Oklahoma. From April 2004 through May 2007, Mr. Layton served as the Director of Financial Reporting for Chickasaw Holding Company, a telecommunications service company. He began his career in public accounting with Finley & Cook PLLC. Mr. Layton has a Bachelor of Science degree in Accounting from the University of Central Oklahoma. Mr. Layton is a Certified Public Accountant.

Executive Compensation

As an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Overview

This executive compensation section provides an overview of our executive compensation policy and each element of compensation that we provide.

Executive Compensation Policy
Our general compensation policy is guided by several key principles:

•	designing competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced senior management level employees;

•	motivating employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives;

•	setting compensation and incentive levels relevant to the market in which the employee provides service; and

•
providing a meaningful portion of the total compensation to our named executive officers in equity, thus assuring an alignment of interests between our senior management level employees and our stockholders.

Our compensation committee determines, subject to the terms of the employment agreements with our named executive officers, the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of our named executive officers. We have not retained compensation consultants to advise us on compensation matters. In making compensation decisions with respect to each element of compensation, the compensation considers numerous factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with us and the compensation paid to similar persons at comparable companies;

•	the demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	achievement of individual and company performance goals and other expectations relating to the position;

•	comparison to other executives within our company having similar levels of expertise and experience and the uniqueness of the individual’s industry skills; and

•	aligning the compensation of our executives with the performance of our company on both a short-term and long-term basis.

Employment Agreements

The following summarizes the material terms of the employment agreements we have with our named executive officers.

Arty Straehla. In February 2016, we entered into an oral employment agreement with Arty Straehla, our Chief Executive Officer, providing for an annual base salary of $400,000, subject to an increase from time to time by the board of directors or the compensation committee. Upon completion of our IPO in October 2016, Mr. Straehla’s annual base salary was increased to $600,000 and he received an award of 250,000 restricted stock units that will vest in three substantially equal annual installments beginning on the first anniversary of the grant. Subject to Mr. Straehla’s achievement of certain performance goals to be determined by the board of directors or the compensation committee, Mr. Straehla will be eligible to receive bonuses. Mr. Straehla is entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Mr. Straehla’s employment with us is terminable by either party.

Mark Layton. In September 2014, we entered into an oral employment agreement with Mark Layton, our Chief Financial Officer, providing for an initial annual base salary was $225,000. As a result of industry conditions, Mr. Layton’s annual base salary was reduced to $202,500 in September 2015. Upon completion of our IPO in October 2016, Mr. Layton’s annual base salary was increased to $300,000. Subject to Mr. Layton’s achievement of certain performance goals to be determined by the board of directors or the compensation committee, Mr. Layton will be eligible to receive a target annual bonus of 75% of his annual base salary, which bonus could exceed such target in the discretion of the board of directors. In 2015, Mr. Layton was granted an annual bonus exceeding the target level in consideration of Mr. Layton’s contribution to our performance. Upon the completion of our IPO, Mr. Layton received a one-time cash bonus of $300,000 and an equity incentive award of 15,000 restricted stock units that will vest in four substantially equal installments beginning on the first anniversary of the grant. Mr. Layton is entitled to participate in any life and medical insurance plans and other similar plans that we establish from time to time for our executive employees. Mr. Layton’s employment with us is terminable by either party.

2016 Plan

Prior to the completion of our IPO, we did not have any option or other equity incentive plan and there are no options, restricted units or other equity awards outstanding for any of our named executive officers. In connection with and prior to, our IPO, our board of directors adopted, and our stockholders approved, our equity incentive plan as described below. The equity incentive plan is intended to enable us to obtain and retain the services of employees, directors and consultants who will contribute to our long-term success and to provide an additional incentive to our management and directors to continue to grow our business and enhance the share value for our stockholders.

Eligible award recipients are employees, consultants and directors of our company and its affiliates. Incentive stock options may be granted only to our employees. Awards other than incentive stock options may be granted to employees, consultants and directors. The shares that may be issued pursuant to awards consist of our authorized but unissued common stock, and the maximum aggregate amount of such common stock which may be issued upon exercise of all awards under the plan, including incentive stock options, may not exceed 4,500,000 shares, subject to adjustment to reflect certain corporate transactions or changes in our capital structure. At any time after the Company is subject to the deduction limitations under Section 162(m) of the Internal Revenue Code, the maximum number of shares of common stock issuable under our equity incentive plan to any one participant during a calendar year shall not exceed 450,000 shares.

Share Reserve. The aggregate number of shares of common stock initially authorized for issuance under the plan is 4,500,000 shares. However, (i) shares covered by an award that expires or otherwise terminates without having been exercised in full and (ii) shares that are forfeited to, or repurchased by, us pursuant to a forfeiture or repurchase provision under the plan may return to the plan and be available for issuance in connection with a future award.

Administration. Our board of directors (or our compensation committee or any other committee of the board of directors as may be appointed by our board of directors from time to time) administers the plan. Among other responsibilities, the plan administrator selects participants from among the eligible individuals, determines the type of award and the number of shares that will be subject to each award and determines the terms and conditions of each award, including methods of payment, vesting schedules and limitations and restrictions on awards. The board may amend, suspend, or terminate the plan at any time. Amendments will not be effective without stockholder approval if stockholder approval is required by applicable law or stock exchange requirements. Unless terminated earlier, our equity incentive plan will terminate in August 2026.

Stock Options. Incentive and nonstatutory stock options may be granted pursuant to incentive and nonstatutory stock option agreements. Employees, directors and consultants may be granted nonstatutory stock options, but only employees may be granted incentive stock options. The plan administrator determines the exercise price of a stock option, provided that the exercise price of a stock option cannot be less than 100% (and in the case of an incentive stock option granted to a more than 10% stockholder, 110%) of the fair market value of our common stock on the date of grant, except when assuming or substituting options in limited situations such as an acquisition. Unless otherwise specified by the plan administrator in the terms of any option agreement, options granted under the plan vest ratably over a five-year period and have a term of ten years (five years in the case of an incentive stock option granted to a more than 10% stockholder), unless specified otherwise by the plan administrator in the option agreement.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash or check, (ii) a broker-assisted cashless exercise, (iii) the tender of common stock previously owned by the optionee, (iv) stock withholding and (v) other legal consideration approved by the plan administrator, such as exercise with a full recourse promissory note (not applicable for directors and executive officers).

Unless the plan administrator provides otherwise (solely with respect to inter vivos transfers to certain family members and estate planning vehicles), nonstatutory options generally are not transferable except by will or the laws of descent and distribution. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death. Incentive stock options are not transferable except by will or the laws of descent and distribution.

Restricted Awards. Restricted awards are awards of either actual shares of common stock (e.g., restricted stock awards), or of hypothetical share units (e.g., restricted stock units) having a value equal to the fair market value of an identical number of shares of common stock, that will be settled in the form of shares of common stock upon vesting or other specified payment date, and which may provide that such restricted awards may not be sold, transferred, or otherwise disposed of for such period as the plan administrator determines. The purchase price and vesting schedule, if applicable, of restricted awards are determined by the plan administrator. A restricted stock unit is similar to a restricted stock award except that participants holding restricted stock units do not have any stockholder rights until the stock unit is settled with shares. Stock units represent an unfunded and unsecured obligation for us and a holder of a stock unit has no rights other than those of a general creditor.

Performance Awards. Performance awards entitle the recipient to vest in or acquire shares of common stock, or hypothetical share units having a value equal to the fair market value of an identical number of shares of common stock that will be settled in the form of shares of common stock upon the attainment of specified performance goals. Performance awards may be granted independent of or in connection with the granting of any other award under the plan. Performance goals will be established by the plan administrator based on one or more business criteria specified in the plan that apply to the plan participant, a business unit, or our company and our affiliates. Performance goals will be objective and will be intended to meet the requirements of Section 162(m) of the Code. Performance goals must be determined prior to the time 25% of the service period has elapsed but not later than 90 days after the beginning of the service period. No payout will be made on a performance award granted to a named executive officer unless all applicable performance goals and service requirements are achieved. Performance awards may not be sold, assigned, transferred, pledged or otherwise encumbered and terminate upon the termination of the participant’s service to us or our affiliates.

Stock Appreciation Rights. Stock appreciation rights may be granted independent of or in tandem with the granting of any option under the plan. Stock appreciation rights are granted pursuant to stock appreciation rights agreements. The exercise price of a stock appreciation right granted independent of an option is determined by the plan administrator, but will be no less than 100% of the fair market value of our common stock on the date of grant. The exercise price of a stock appreciation right granted in tandem with an option is the same as the exercise price of the related option. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (i) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (ii) the number of shares of common stock with respect to which the stock appreciation right is exercised. Payment will be made in cash, delivery of stock, or a combination of cash and stock as deemed appropriate by the plan administrator.

Adjustments in capitalization. In the event that there is a specified type of change in our common stock without the receipt of consideration by us, such as pursuant to a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction, appropriate adjustments will be made to the various limits under, and the share terms of, the plan including (i) the number and class of shares reserved under the plan, (ii) the maximum number of stock options and stock appreciation rights that can be granted to any one person in a calendar year and (iii) the number and class of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. In the event of a change in control transaction, or a corporate transaction such as a dissolution or liquidation of our company, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale in one or a series of related transactions, of all or substantially all of the assets of our company or a merger, consolidation, or reverse merger in which we are not the surviving entity, then all outstanding stock awards under the plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards, all as determined by the plan administrator. In the event an award would be cancelled without consideration paid to the extent vested, the award recipient may exercise the award in full or in part for a period of ten days.

401(k) Plan

We have a retirement savings plan in which our named executive officers currently participate. The retirement plan is a tax qualified 401(k) plan that covers all eligible employees including the named executive officers. Prior to October 9, 2015, we made a safe harbor contribution equal to 3% of each eligible employee’s gross annual compensation for the prior calendar year, subject to certain limitations provided by our 401(k) plan and Internal Revenue Service regulations. The safe harbor contributions were made regardless of employee’s deferrals into the plan. All safe harbor contributions made by us on behalf of an eligible employee were 100% vested when contributed. We also have the ability to make an additional, discretionary contribution that is allocated based on each eligible employee’s gross annual compensation for the prior calendar year, but did not make any discretionary contributions in 2015. Effective October 9, 2015, the plan no longer provides for a safe harbor qualified non-elective contributions by us, and we suspended making such safe harbor contributions on behalf of eligible employees beginning on such date.

Effect of Our Compensation Policies and Practices on Risk and Risk Management
The Compensation Committee reviews the risks and rewards associated with our compensation policies and programs. The Compensation Committee believes that such policies and programs encourage and reward prudent business judgment and appropriate risk-taking over the long term and that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

Report of the Compensation Committee on Executive Compensation

The compensation committee has reviewed and discussed the foregoing summary of Executive Compensation with management. Based on its review and discussion with management, the compensation committee recommended that the summary of Executive Compensation be included in this proxy statement.

Respectfully submitted by the compensation committee:

Marc McCarthy, Chairman
Arthur Smith
André Weiss

Compensation Committee Interlocks and Insider Participation

Other than Mr. McCarthy as discussed in the "2016 Director Compensation" table, no current member of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as member of our board of directors or compensation committee.

Compensation Tables

2016 SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer and our two other highest paid executive officers for the fiscal years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Marc McCarthy, Chairman of the Board (4)	2016	$103,846	$—	$100,005	$—	$203,851
	2015	$366,346	$—	$—	$8,913	$375,259

Arty Straehla, Chief Executive Officer (5)	2016	$400,770	$—	$3,750,000	$—	$4,150,770
	2015	$—	$—	$—	$—	$—

Mark Layton, Chief Financial Officer	2016	$221,626	$350,000	$225,000	$—	$796,626
	2015	$226,731	$222,500	$—	$7,456	$456,687

(1)
The amount for 2015 consists of a discretionary bonus. The amount for 2016 consists of a discretionary bonus of $50,000 and a one-time bonus of $300,000 awarded in connection with the successful completion of our IPO.

(2)
The amounts shown reflect the grant date fair value of restricted stock units granted determined in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K, filed with the SEC on February 24, 2017. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at Fiscal 2016 Year End” table.

(3)	Consists of $8,913 attributable to our matching contributions to Mr. McCarthy’s 401(k) account. Consists of $7,456 attributable to our matching contributions to Mr. Layton’s 401(k) account.

(4)
During 2015 and until February 2016, Mr. McCarthy acted as the principal executive officer and served as a director of the general partner of Mammoth Partners. During 2015 and until the completion of our IPO in October 2016, he did not receive any additional compensation for his role as a director.

(5)	Mr. Straehla joined us as our Chief Executive Officer in February of 2016 and did not receive any compensation from us in 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

The following table provides information concerning equity awards outstanding for our principal executive officer and our two other highest paid executive officers at December 31, 2016.

Name and Principal Position	Grant Date	Share Price At Grant Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested($)(1)
Marc McCarthy, Chairman of the Board (2)	10/19/2016	$15.00	4,445	$67,564

Arty Straehla, Chief Executive Officer (3)	10/19/2016	$15.00	250,000	$3,800,000

Mark Layton, Chief Financial Officer (4)	10/19/2016	$15.00	15,000	$228,000

(1)
Market value of shares or units that have not vested is based on the closing price of $15.20 per share of our common stock on The NASDAQ Global Select Market on December 30, 2016, the last trading day of 2016.

(2)	These restricted stock units vest in two remaining approximately equal annual installments beginning on October 19, 2017.

(3)	These restricted stock units vest in three remaining approximately equal annual installments beginning on October 19, 2017.

(4)	These restricted stock units vest in four remaining approximately equal annual installments beginning on October 19, 2017.

2016 DIRECTOR COMPENSATION

The following table contains information with respect to 2016 compensation of our directors who served in such capacity during that year, except that the 2016 compensation of those directors who are also our named executive officers is disclosed in the Summary Compensation Table above.

Name	Board & Committee Retainer Fees (1)	Other Fees Earned or Paid in Cash (1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Marc McCarthy (3)	$47,500	$500	$100,005	$—	$147,505
Aaron Gaydosik (3)(4)	$47,500	$—	$100,005	$—	$147,505
Paul Heerwagen (4)	$—	$—	$—	$—	$—
Arthur Smith (3)	$57,500	$1,500	$100,005	$—	$157,505
André Weiss (3)	$57,500	$1,500	$100,005	$—	$157,505
Matthew Ross (3)	$57,500	$1,500	$89,804	$—	$147,304

(1)	Audit Committee retainer fees of $10,000 and fees earned in 2016 in connection with meetings of either the Board of Directors or Audit Committee, but were paid in March 2017.

(2)
The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K, filed with the SEC on February 24, 2017, regarding assumptions underlying valuations of equity awards for 2016.

(3)
Upon the appointment in October or November 2016, as applicable, of our non-employee directors, each such director was granted 6,667 restricted stock units of which 2,223 restricted stock units vested on the date of grant and the remaining 4,444 units will vest in two equal installments beginning on October 19, 2017.

(4)
As required under the terms of his employment with Gulfport, Mr. Gaydosik’s fees and restricted stock units earned in his capacity as a member of our board of directors were assigned to Gulfport, of which 2,223 restricted stock units vested on October 19, 2017 and the remaining 4,444 restricted stock units were forfeited in connection with Mr. Gaydosik’s resignation from our board effective January 4, 2017. Mr. Gaydosik was replaced by Paul Heerwagen as Gulfport’s designee to our board of directors and was appointed to the board effective January 9, 2017. In connection with such appointment, Mr. Heerwagen was granted 4,444 restricted stock units by us, vesting in two equal annual installments beginning on October 19, 2017, all of which were assigned to Gulfport under the terms of Mr. Heerwagen’s employment with Gulfport

Director Compensation

As discussed above, effective as of our IPO in October 2016, non-employee directors of the Company receive an annual retainer in the amount of $47,500, plus an additional annual payment of $15,000 for the chairperson and $10,000 for each other member of the Audit Committee and $10,000 for the chairperson and $5,000 for each other member of each other committee, with such amounts to be paid in quarterly installments. Additionally, non-employee directors receive $1,000 for each meeting of the board of directors or any of its committees attended in person and $500 for each meeting of the board of directors or any of its committees attended telephonically. Members of our board of directors who are also officers or employees of our company do not receive compensation for their services as directors.

We provide our non-employee directors with equity compensation under our Equity Incentive Plan as additional compensation and incentive. Upon the appointment in October or November 2016, as applicable, of our non-employee directors, each such director received an annual equity award in the amount of 6,667 shares of common stock vesting in three substantially equal annual installments, of which 2,223 restricted stock units vested at the time of grant, and the remaining restricted stock units will vest in two equal annual installments beginning on October 19, 2017. See footnote 4 to the 2016 Director Compensation table.

Stock Ownership

Holdings of Major Stockholder

The following table sets forth certain information regarding the beneficial ownership as of April 3, 2017 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Mammoth Energy Holdings LLC	20,446,126 (2)	54.5%
c/o Wexford Capital LP
411 West Putnam Avenue
Greenwich, CT 06830
Gulfport Energy Corporation	9,075,973 (3)	24.2%
3001 Quail Springs Parkway
Oklahoma City, OK 73134
Janus Capital Management LLC	2,585,354 (4)	6.8%
151 Detroit Street
Denver, CO 80206

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 37,500,000 shares of common stock outstanding as of April 3, 2017.

(2)
Based solely on Schedule 13G filed jointly with the SEC on February 8, 2017 by Mammoth Energy Holdings LLC or Mammoth Holdings, Wexford Capital LP or Wexford, Wexford GP LLC or Wexford GP, Charles E. Davidson or Mr. Davidson, and Joseph M. Jacobs or Mr. Jacobs. Mammoth Holdings is a holding company managed by Wexford. Wexford is an investment advisor registered with the SEC which manages Mammoth Holdings. Wexford GP is the general partner of Wexford. Mr. Davidson and Mr. Jacobs are the managing members of Wexford GP. Mammoth Holdings has shared voting and dispositive power over 20,443,903 shares of common stock. Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs have shared voting and dispositive power over 20,443,903 shares of common stock. Wexford may, by reason of its status as manager of Mammoth Holdings, be deemed to own beneficially the securities of which Mammoth Holdings possesses beneficial ownership. Wexford GP may, as the General Partner of Wexford, be deemed to own beneficially the securities of which Mammoth Holdings possesses beneficial ownership. Each of Mr. Davidson and Mr. Jacobs may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which Mammoth Holdings possess beneficial ownership. Each of Wexford, Wexford GP, Mr. Davidson and Mr. Jacobs disclaim beneficial ownership of the securities owned by Mammoth Holdings except, in the case of Mr. Davidson and Mr. Jacobs, to the extent of their respective interests in the members of Mammoth Holdings.

(3)
Based solely on Schedule 13G filed with the SEC on February 14, 2017 by Gulfport Energy Corporation. Gulfport Energy Corporation reported sole voting and dispositive power of such shares of common stock.

(4)
Based solely on Schedule 13G jointly filed with the SEC on February 13, 2017 by Janus Capital Management LLC, or Janus Capital. and Perkins Small Cap Value Fund, or Perkins Fund. Janus Capital reported sole shared voting power and shared dispositive power over 2,585,354 shares of common stock. Perkins Fund reported sole voting power and sole dispositive power over 1,947,646 shares of common stock. Janus Capital has a direct 100% ownership stake in Perkins Investment Management LLC, or Perkins. Janus Capital and Perkins are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 (including Perkins Fund) and to individual and institutional clients, which we refer to herein as Managed Portfolios. As a result of its role as investment adviser or sub-adviser to Managed Portfolios, Perkins may be deemed to be the beneficial owner of 2,585,354 shares of common stock held by such Managed Portfolios. Perkins disclaims any ownership associated with such rights.

Holdings of Officers and Directors

The following table sets forth certain information regarding the beneficial ownership as of April 3, 2017 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Marc McCarthy (2)	—	*
Arty Straehla (3)	1,792	*
Paul Heerwagen (4)	—	*
Arthur Smith (2)	2,223	*
André Weiss (2)	2,223	*
Matthew Ross (5)	2,223	*
Mark Layton (6)	3,000	*
Directors and Executive Officers as a Group (7 persons)	11,461	*
*Less than 1%

(1)
Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares of common stock subject to options or restricted stock units held by that person that are exercisable or vested as of April 3, 2017, or exercisable or vesting within 60 days of April 3, 2017, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 37,500,000 shares of common stock outstanding as of April 3, 2017. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and the vesting of restricted stock units that are not exercisable and/or vested as of April 3, 2017 or within 60 days of April 3, 2017.

(2)
Excludes 6,667 restricted stock units, of which 2,223 vested on October 19, 2016 and the remaining 4,444 will vest in two equal annual installments beginning on October 19, 2017, all of which were assigned to Wexford under the terms of Mr. McCarthy's employment with Wexford. As a result, Mr. McCarthy disclaims beneficial ownership of these restricted stock units.

(3)
These securities are held in three custodial accounts for the benefit of three of Mr. Straehla’s grandchildren and for which Mr. Straehla maintains investment control.Excludes 250,000 restricted stock units, which will vest in three approximately equal annual installments beginning on October 19, 2017.

(4)
Excludes 4,444 restricted stock units awarded to Mr. Heerwagen in connection with his appointment to our board of directors on January 9, 2017, which will vest in two equal annual installments beginning on October 19, 2017. All of these restricted stock units were assigned to Gulfport under the terms of Mr. Heerwagen’s employment with Gulfport. As a result, Mr. Heerwagen disclaims beneficial ownership of these restricted stock units

(5)	Excludes 4,444 restricted stock units, which will vest in two equal annual installments beginning on October 19, 2017.

(6)
Excludes (i) 15,000 restricted stock units, which will vest in four equal annual installments beginning on October 19, 2017 and (ii) 40,000 restricted stock units, which will vest in three remaining approximately equal annual installments beginning on February 21, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations of our officers and directors, all Section 16(a) reports for the year ended December 31, 2016 applicable to our officers and directors and such other persons were filed on a timely basis.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

The Audit Committee, as provided in its charter, reviews and approves related party transactions. The Company does not have a formal set of standards to be substantively applied to each transaction reviewed by the Audit Committee. Instead of a formalized policy, related party transactions are reviewed and judgment is applied to determine whether such transactions are in the best interests of the Company. Further, the Company’s Code of Business Conduct and Ethics governs various compliance areas, including conflicts of interest and fair dealings, which are considered in the process of the review and approval of related party transactions.

The Company’s policy is that all of its employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with the Company’s business interest. This policy is included in the Company’s Code of Business Conduct and Ethics posted on its website. Each director and executive officer is instructed to always inform the designated compliance officer when confronted with any situation that may be perceived as a conflict of interest. Only the board of directors or a committee consisting solely of independent directors may grant waivers of the provisions of the Code of Business Conduct and Ethics for the Company’s executive officers and directors. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

Further, under the Audit Committee Charter, the Audit Committee is responsible for reviewing and monitoring compliance with our Code of Business Conduct and Ethics and recommending any warranted changes to the board of directors. In addition, the board of directors and, pursuant to its written charter, the Audit Committee, reviews and approves all relationships and transactions in which the Company and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their family members, have a direct or indirect material interest. The board of directors and the Audit Committee approve only those transactions that, in light of known circumstances, are consistent, or are not inconsistent with, the Company’s best interests, as they determine in the good faith exercise of their discretion.

Registration Rights and Investor Rights Agreements

In connection with the closing of our IPO on October 19, 2016, we entered into two registration rights agreements, one with Mammoth Energy Holdings LLC, or Mammoth Holdings, and the other with Rhino Exploration LLC, or Rhino, pursuant to which Mammoth Holdings and its affiliates have certain demand and “piggyback” registration rights and Rhino has certain “piggyback” registration rights. Further, in connection with our IPO on October 19, 2016, we entered into an investor rights agreement with Gulfport in which Gulfport was granted certain demand and “piggyback” registration rights. Gulfport was also granted certain information rights and the right to nominate one of our directors for so long as Gulfport owns 10% or more of our outstanding common stock. Such nominee, if elected to our board of directors, will also serve on each committee of the board of directors so long as he or she satisfies the independence and other requirements for service on the applicable committee. So long as Gulfport has the right to designate a nominee to our board of directors and there is no Gulfport nominee actually serving as our director, Gulfport will have the right to appoint one individual as an advisor to the board of directors who shall be entitled to attend board and committee meetings. Mr. Heerwagen is Gulfport’s nominee pursuant to the investor rights agreement.

Contribution Agreements

On March 20, 2017, we entered into three definitive contribution agreements, one with MEH Sub LLC, referred to as MEH Sub, Gulfport, Rhino and Mammoth Energy Partners LLC, referred to as Mammoth Partners LLC, and two others with MEH Sub, Gulfport and Mammoth Partners LLC. Under the se contribution agreements, Mammoth agreed to acquire all outstanding membership interests in Sturgeon Acquisitions, LLC (which owns Taylor Frac, LLC, Taylor Real Estate Investments, LLC and South River Road, LLC, which are collectively referred to as Taylor), Stingray Energy Services, LLC, referred to as Stingray Energy, and Stingray Cementing, LLC, referred to as Stingray Cementing and, together with Sturgeon Acquisitions, LLC and Stingray Energy, the Companies, respectively, for an aggregate of 7.0 million shares of our common stock valued at approximately $133.4 million based on the closing price of $19.06 per share for our common stock on March 20, 2017, which we collectively refer to as the Pending Acquisitions. As of February 28, 2017, the Companies had $7.3 million in debt and a positive working capital balance of $6.9 million. Taylor owns a 0.7 million ton per year sand mine and processing plant with 37.1 million tons of recoverable reserves, 73% of which is more highly valued fine sand grades. Stingray Energy and Stingray Cementing, combined, offer services in fresh water transfer, equipment rental, re-fueling as well as cementing and operate primarily in the Appalachian basin. We have provided certain management, administrative and treasury functions to Taylor, Stingray Energy and Stingray Cementing since 2014. We anticipate closing the Pending Acquisitions in the second quarter of 2017, subject to regulatory approval and other closing conditions.

MEH Sub is an affiliate of Wexford. As of March 1, 2017, Wexford beneficially owned approximately 54.5 % of our outstanding common stock. Our Chairman of the Board currently serves as a Partner at Wexford. The shares of our common stock to be issued to MEH Sub, Gulfport and Rhino in the Pending Acquisitions will be subject to the registration rights described under “-Registration Rights and Investor Rights Agreements” above. It is anticipated that, upon closing of the

Pending Acquisitions, Wexford and Gulfport will beneficially own approximately 56.2% and 25.1%, respectively, of our outstanding common stock assuming no other issuances by us or acquisitions or dispositions by Wexford or Gulfport.

A special committee of our board of directors, comprised entirely of independent directors, reviewed and unanimously recommended the transaction to our board. Evercore Group L.L.C. served as financial advisor to the special committee, and Kramer Levin Naftalis & Frankel LLP served as legal counsel to the special committee.

Advisory Services Agreement

In connection with our IPO, we entered into an advisory services agreement with Wexford under which Wexford provides us with general financial and strategic advisory services related to our business in return for an annual fee of $500,000, plus reasonable out-of-pocket expenses. This agreement has a term of two years commencing on the completion of the IPO. The agreement will continue for additional one-year periods unless terminated in writing by either party at least ten days prior to the expiration of the then current term. The agreement may be terminated at any time by either party upon 30 days’ prior written notice. In the event we terminate the agreement, we are obligated to pay all amounts due through the remaining term of the agreement. In addition, in this agreement we have agreed to pay Wexford to-be-negotiated market-based fees approved by our independent directors for such services as may be provided by Wexford at our request in connection with future acquisitions and divestitures, financings or other transactions in which we may be involved. The services provided by Wexford under the advisory services agreement do not extend to our day-to-day business or operations. In this agreement, we have agreed to indemnify Wexford and its affiliates from any and all losses arising out of or in connection with the agreement except for losses resulting from Wexford’s or its affiliates’ gross negligence or willful misconduct. In the event we are dissatisfied with the services provided by Wexford, our only remedy against Wexford will be to terminate the agreement.

Other Agreements with Affiliates

Services and Products We Provide to Affiliates

In September 2014, effective October 1, 2014, Gulfport entered into an amended and restated master services agreement with Stingray Pressure Pumping LLC, or Pressure Pumping, for pressure pumping services. Pursuant to this agreement, Pressure Pumping has agreed to provide pressure pumping, stimulation and related completion and rework services to Gulfport, dedicating two spreads and related equipment for the performance of these services. Gulfport has agreed to pay Pressure Pumping a monthly service fee plus the associated costs of the services provided. Gulfport and Pressure Pumping have each agreed to maintain insurance at certain minimum thresholds. This agreement has a term of four years ending on September 30, 2018 and includes, among others, confidentiality and non-solicitation provisions. This agreement may be terminated in the event of a covenant breach by either party on 45 days written notice and a failure to cure. Pressure Pumping may also terminate in the event of payment default by Gulfport. Additionally, Gulfport can, without liability, countermand any work order given to us at any time before we begin such work. If the work had already begun, Gulfport could then still cancel the service at any time, being liable only for the value of the work performed prior to the cancellation. We can terminate the master service agreement by giving Gulfport written notice prior to receiving a notification from Gulfport to perform a specific service. For the year ended December 31, 2016, we recognized revenue from Gulfport of approximately $102.4 million and, as of December 31, 2016, Gulfport owed us approximately $19.1 million for such services.
In September 2014, effective October 1, 2014, Gulfport entered into a sand supply agreement, as amended on November 3, 2015, with Muskie Proppant LLC or Muskie Proppant. Pursuant to this agreement, Muskie Proppant has agreed to sell and deliver, and Gulfport has agreed to purchase, specified annual and monthly amounts of proppant sand, subject to certain exceptions specified in the agreement, and pay certain costs and expenses. Failure by either Muskie Proppant or Gulfport to deliver or accept the minimum monthly amount results in damages calculated per ton based on the difference between the monthly obligation amount and the amount actually delivered or accepted, as applicable. In addition, failure to pick up the sand on a timely basis from the designated facility will lead to demurrage charges payable by Gulfport. If Gulfport fails to make payments when due, or Muskie Proppant fails to deliver the required amounts of sand over three consecutive months, the other party can terminate the sand supply agreement. The sand supply agreement has a term ending on September 30, 2018 and includes, among others, confidentiality and non-solicitation provisions. For the year ended December 31, 2016, we recognized revenue from Gulfport of approximately $25.8 million and, as of December 31, 2016. Gulfport owed us additional amounts of approximately $5.4 million for such services. Additionally, Taylor provides technical and administrative services and pays for goods and services on our behalf. For the year ended December 31, 2016, we incurred total costs under these arrangements of $0.1 million and, as of December 31, 2016, was not owed under these arrangements.

We provide remote accommodation and food services to Grizzly Oil Sands ULC, or Grizzly, an entity owned approximately 75% by affiliates of Wexford and approximately 25% by Gulfport. Since June 25, 2012, these services have been provided to Grizzly pursuant to a written agreement with an initial term of one year. The agreement automatically renews for successive one-year terms unless terminated by either party by giving written notice of such termination to the other party at least 30 days prior to the expiration of the then-current term. For the year ended December 31, 2016, we recognized revenue from Grizzly of approximately $5,412 and, as of December 31, 2016. Grizzly owed us additional amounts of approximately $274 for such services.
Our wholly owned subsidiary, Panther Drilling Systems LLC, or Panther Drilling, performs drilling services for Gulfport pursuant to a master service agreement dated February 22, 2013. The master service agreement may be terminated by Panther Drilling at any time prior to the receipt of notification by Gulfport to perform work pursuant to the agreement. Gulfport may terminate the master service agreement at any time by giving written notice to Panther Drilling. The master service agreement does not obligate Gulfport to call upon Panther Drilling to perform any work under the master service agreement, and Panther Drilling is not obligated to accept any work requests from Gulfport. The designation of any work to be performed by Panther Drilling and the cessation of such work is at the sole discretion of Gulfport. For the year ended December 31, 2016, Panther Drilling recognized revenue of approximately $3.0 million for services performed for Gulfport and, as of December 31, 2016, Gulfport owed Panther Drilling $1.4 million for work performed under the master service contract.
Taylor has purchased natural sand proppant from Muskie Proppant. Natural sand proppant is sold to Taylor at a market-based per ton arrangement on an as-needed basis. For the year ended December 31, 2016, we recognized revenue from Taylor of approximately $2.5 million and, as of December 31, 2016, Taylor owed us approximately $0.1 million for such purchases. Additionally, we provide certain management, administrative and treasury functions to Taylor. As of December 31, 2016 we were owed $0.2 million under these arrangements.
Barracuda Logistics LLC, or Barracuda, performs transload services to Taylor. For the year ended December 31, 2016, we recognized revenue of $0.5 million and, as of December 31, 2016, owed $0.2 million for such services.
Our contract land and directional drilling services segment performs various services for El Toro Resources LLC, or El Toro, pursuant to a master service agreement dated February 22, 2013. For the year ended December 31, 2016 we recognized revenue of $0.7 million and, as of December 31, 2016, there were no receivables outstanding. Additionally, for the year ended December 31, 2016, Bison Drilling incurred costs of $5,000.
Our well services segment provides rental services to El Toro pursuant to a master service agreement dated February 22, 2013. For the year ended December 31, 2016, we recognized revenue of $0.8 million and, as of December 31, 2016, we were owed $0.1 million for such services.
Our contract land and directional drilling services segment provides rental services to Double Barrel Downhole Technologies, LLC, or DBDHT, an affiliate of Wexford. For the year ended December 31, 2016, we recognized revenue of $0.2 million and, as of December 31, 2016, we were owed $0.1 million for such services.
We provide certain management, administrative and treasury functions to Stingray Energy and Stingray Cementing, affiliates of both Wexford and Gulfport. As of December 31, 2016, we were owed $1.4 million for such services. Additionally, we provided rental services to Stingray Cementing and Stingray Energy. For the year ended December 31, 2016, we recognized revenue of approximately $38,140 for such services.
We provide certain management, administrative and treasury functions to Everest Operations Management, LLC, or Everest, an affiliate of Wexford. As of December 31, 2016, we were owed $34,490 for such services.
We provide certain management, administrative and treasury functions to Dunvegan North Oilfield Services ULC, or Dunvegan, an affiliate of Wexford. As of December 31, 2016, we were owed $27,151 for such services.
Services and Products Our Affiliates Provide to Us
Everest has historically provided office space and certain technical, administrative and payroll services to us, and we have reimbursed Everest in amounts determined by it based on estimates of the amount of office space provided and the amount of employees’ time spent performing services for us. The reimbursement amounts were determined based upon underlying salary costs of employees performing company-related functions, payroll, revenue or headcount relative to other companies managed by Everest, or specifically identified invoices processed, depending on the nature of the cost. Additionally, from time to time, we pay for goods and services on behalf of Everest. For the year ended December 31, 2016, we incurred total costs under these arrangements of $0.3 million and, as of December 31, 2016, owed approximately $12,668.
Bison Trucking LLC, or Bison Trucking, leases office space from Diamondback E&P, LLC or Diamondback E&P, in Midland, Texas. The office space is leased through early 2017. Under the lease, Bison Trucking pays for monthly rental cost, insurance and property taxes amounting to a total of approximately $14,000 per month. The rental portion is escalated 2% effective April 1 of every year. For the year ended December 31, 2016, we incurred total costs under these arrangements of $0.2 million, and, as of December 31, 2016, we did not owe Diamondback E&P any amounts under this agreement. Additionally, White Wing Tubular provided rental services to Diamondback E&P. For the year ended December 31, 2016, we recognized revenue of approximately $1,650 for such services. Diamondback E&P is a wholly owned subsidiary of Diamondback Energy, Inc., or Diamondback. A former partner at Wexford, who resigned from such position effective December 31, 2016, is Chairman of the Board of Diamondback.
Taylor has historically sold natural sand proppant to Pressure Pumping and Muskie Proppant. Natural sand proppant is sold to Pressure Pumping and Muskie Proppant at a market-based per ton arrangement on an as-needed basis to supplement sand provided by our facility (when in operation) if any orders placed by our customers are not able to be readily fulfilled, either because of volume or specific grades of sand requested. For the year ended December 31, 2016, we incurred total costs under these arrangements of $24.8 million and, as of December 31, 2016, owed $2.1 million for such services.
Wexford provides certain administrative and analytical services to us and, from time to time, we pay for goods and services on behalf of Wexford. For the year ended December 31, 2016, we incurred total costs under these arrangements of $0.4 million and, as of December 31, 2016, owed approximately $13,197.
Stingray Energy rents equipment and pays for good and services on our behalf. For the year ended December 31, 2016, we incurred total costs under these arrangements of $0.7 million and, as of December 31, 2016, owed approximately $0.2 million.
Panther Drilling rents rotary steerable equipment in connection with its directional drilling services from DBDHT, an affiliate of Wexford. For the year ended December 31, 2016, we incurred total costs under these arrangements of $0.1 million, none of which was owing as of December 31, 2016.
Redback Energy Services leases property from Elk City Yard, LLC. During the year ended December 31, 2016, Redback Energy Services incurred costs of $0.1 million. There were no amounts owed under this agreement as of December 31, 2016. The lease extends until 2022 at a rental rate of approximately $0.1 million per year. Elk City Yard LLC, is an affiliate of Wexford.
On May 7, 2013, Muskie Proppant entered into a transloading agreement with Hopedale Mining LLC, or Hopedale, pursuant to which Hopedale agreed to operate and maintain our Nelms No. 1 rail transloading facility located in Cadiz, Ohio and transload sand on a requirement basis. For the year ended December 31, 2016, Muskie Proppant incurred $2,455 in costs to Hopedale none of which was owing as of December 31, 2016. Hopedale is a wholly-owned subsidiary of Rhino Resource Partners LP which, prior to March 17, 2016, was an affiliate of Wexford.
Dunvegan provides technical and administrative services and pays for goods and services on our behalf. For the year ended December 31, 2016, we incurred total costs under these arrangements of $8,574 and, as of December 31, 2016, owed $3,199, under these arrangements.
We paid fees to Taylor to transload sand at a rail transloading facility. For the year ended December 31, 2016, we incurred costs of $0.3 million and, as of December 31, 2016, owed $0.1 million for transloading services.

Proposal to Ratify the Appointment of Our Independent Auditors

(Item 2 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP as our independent auditors for fiscal year 2017. The Audit Committee has appointed Grant Thornton to serve as independent auditors.

What services do the independent auditors provide?

Audit services of Grant Thornton for fiscal 2016 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

How much were the independent auditors paid in 2015 and 2016?

Grant Thornton’s fees for professional services totaled $924,000 for 2015 and $1,205,000 for 2016. Grant Thornton’s fees for professional services included the following:

•
Audit Fees - aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, and comfort letters were $904,000 in 2015 and $1,200,000 in 2016.

•	Audit-Related Fees - aggregate fees for audit-related services were zero in 2015 and 2016.

•	Tax Fees- aggregate fees for tax services, consisting of tax return compliance, tax advice and tax planning, were $20,000 in 2015 and $5,000 in 2016.

•	All Other Fees - aggregate fees for all other services, were zero in 2015 and 2016.

Does the Audit Committee approve the services provided by Grant Thornton?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton LLP subsequent to our IPO in October 2016 and the formation of our audit committee were pre-approved by our audit committee.

Will a representative of Grant Thornton LLP be present at the meeting?

Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

Has Grant Thornton LLP always served as Mammoth’s independent auditors?

Grant Thornton has served as our independent auditors since 2014.

What does the board of directors recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2017.

Solicitation by Board; Expenses of Solicitation

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal, including the nomination of directors, at the 2018 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must be received no later than December 28, 2017.

Stockholders who wish to propose a matter for action at the 2018 Annual Meeting, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our by-laws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between February 7, 2018 and March 9, 2018. You can obtain a copy of our by-laws by writing the Corporate Secretary at the address below.

All written proposals should be directed to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma, 73134.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our by-laws and discussed on page 8 of this proxy statement.

Availability of Form 10-K and Annual Report to Stockholders

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Corporate Secretary, Mammoth Energy Services, Inc., 14201 Caliber Drive Suite 300, Oklahoma City, Oklahoma 73134 or via the Internet at www.mammothenergy.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you would like to receive your own set of the annual report and proxy statement this year or in future years, follow the instructions described below. Similarly, if you share an address with another Mammoth stockholder and together both of you would like to receive in the future only a single annual report and proxy statement, follow these instructions:

•
If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

•	If a broker or other nominee holds your shares, please contact your broker or nominee.

Other Matters

The board of directors does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Mammoth Energy Services, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Standard Time, on June 8, 2017.

Vote by Internet

- Go to **www.investorvote.com/TUSK**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees named in Proposal 1 and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Marc McCarthy	☐	☐	02 - Arty Straehla	☐	☐	03 - Paul Heerwagen	☐	☐
04 - Arthur Smith	☐	☐	05 - André Weiss	☐	☐	06 - Matthew Ross	☐	☐

	For	Against	Abstain
2. Proposal to ratify the appointment of Grant Thornton LLP as the Company's independent auditors for the year ending December 31, 2017.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

02LD1D

Proxy –Mammoth Energy Services, Inc.

To be held on June 8, 2017, at

2:00 p.m. Oklahoma City time, at

3117 NW 137th Street,

Oklahoma City, Oklahoma 73134

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Mammoth Energy Services, Inc.

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting to be held on June 8, 2017

(The undersigned hereby appoints Arty Straehla and Mark Layton (together, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Mammoth Energy Services, Inc. (the "Company") to be held on June 8, 2017 at 2:00 p.m. Oklahoma City time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the 2017 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2 IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

IMPORTANT—PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

(Items to be voted appear on reverse side.)